Exhibit 99(a)(1)(F)

IMMEDIATE ATTENTION REQUIRED

December 28, 2015

Re: Scholastic Corporation Tender Offer

Dear Participant in the Scholastic Corporation 401(k) Savings and Retirement Plan:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Scholastic Corporation 401(k) Savings and Retirement Plan (the “Plan”), all or a portion of your individual account is invested in the Scholastic Corporation Common Stock Fund (the “Stock Fund”). The tender offer materials describe an offer by Scholastic Corporation (“Scholastic”) to purchase up to $200,000,000 of its common shares, par value $0.01 per share (the “Shares”), at a purchase price of not greater than $40.00 nor less than $37.00 per Share (the “Offer”). As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares related to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope (or provide directions via the Internet) so that it is RECEIVED by 5:00 p.m., New York City Time, on January 20, 2016, unless the Offer is extended, in which case the deadline for receipt of instructions will, to the extent feasible, be four business days prior to the expiration date of the Offer. If you do not provide directions to Fidelity’s tabulator on a timely basis, you will be deemed to have elected not to participate in the Offer and no Shares related to your individual account under the Plan will be tendered.

The remainder of this letter summarizes the transaction, your rights under the Plan (including notice of a blackout period) and the procedures for providing your directions to Fidelity. You should also review the more detailed explanation provided in the Offer to Purchase, dated December 28, 2015 (the “Offer to Purchase”), enclosed with this letter.

BACKGROUND

Scholastic has made an Offer to purchase up to $200,000,000 of its Shares from its stockholders at a price not greater than $40.00 nor less than $37.00 per Share, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. Scholastic will select the lowest purchase price (in increments of $0.25) that will allow it to purchase up to $200,000,000 of its Shares. Subject to the terms and conditions of the Offer as set forth in the Offer to Purchase, if the total value of Shares tendered is less than or equal to $200,000,000, Scholastic will purchase all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

The enclosed Offer to Purchase sets forth the terms and conditions of the Offer and is being provided to all of Scholastic’s stockholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

The Offer extends to the Shares held by the Plan. As of December 18, 2015 the Plan held approximately 239,233 Shares. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account under the Plan, and at what price or prices. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator on a timely basis, or do not provide timely directions via the Internet, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed Direction Form, and Fidelity’s tabulator’s website, allows you to specify the percentage of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when Fidelity tenders Shares on behalf of the Plan, it may be required to tender Shares on terms different than those set forth on your Direction Form and on Fidelity’s tabulator’s website.

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The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits the sale of Shares to Scholastic for less than “adequate consideration,” which is defined by ERISA for a publicly-traded security as the prevailing market price on a national securities exchange. Fidelity will determine “adequate consideration,” based on the prevailing or closing market price of the Shares on NASDAQ Global Select Market, on or about the date the Shares are tendered by Fidelity (the “prevailing market price”). Accordingly, depending on the prevailing market price of the Shares on such date, Fidelity may be unable to follow participant directions to tender Shares to Scholastic at certain prices within the offered range. Fidelity will tender or not tender Shares as follows:

•	If the prevailing market price is greater than the maximum tender price offered by Scholastic ($40.00 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

•	If the prevailing market price is lower than the price at which you direct Shares be tendered, Fidelity will follow your direction both as to percentage of Shares to tender and as to the price at which such Shares are tendered.

•	If the prevailing market price is greater than the price at which you direct the Shares be tendered but within the range of $37.00 to $40.00, Fidelity will follow your direction regarding the percentage of Shares to be tendered, but will increase the price at which such Shares are to be tendered to the lowest tender price that is not less than the prevailing market price.

•	If the prevailing market price is within the range of $37.00 to $40.00, for all Shares directed to be tendered at the “per Share purchase price to be determined pursuant to the tender offer”, Fidelity will tender such Shares at the lowest tender price that is not less than the prevailing market price.

Unless otherwise required by applicable law, Fidelity will not tender Shares attributable to participant accounts for which it has not received a completed Direction Form, directions via the Internet or for which it has received a direction not to tender pursuant to the Direction Form. Fidelity makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate participant directions. Neither Fidelity nor their affiliates or agents will make your individual direction to Fidelity available to Scholastic.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Direction Form which should be completed and returned to Fidelity’s tabulator. You may also utilize the Internet to provide your directions. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of December 18, 2015. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of January 21, 2016, or as of a later date if the Offer is extended. If you do not provide timely and proper directions, such Shares will be considered NOT TENDERED.

To properly complete your Direction Form, you must do the following:

(1)	On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX (if more than one box is checked, you will be deemed to have not tendered):

•	CHECK BOX 1 if you do not want the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

•	CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (between 1% and 100% in whole numbers) of Shares attributable to your individual account that you want to tender at each price indicated.

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You may direct the tender of Shares attributable to your account at different prices. To do so, you must state the percentage (between 1% and 100% in whole numbers) of Shares to be sold at each price by filling in the percentage of such Shares on the line immediately before the price. Also, you may elect to accept the per Share purchase price to be determined pursuant to the Offer, which will result in receiving a price per Share as low as $37.00 or as high as $40.00. You should understand that an election to accept the per Share price to be determined pursuant to the Offer may cause the purchase price to be lower and could result in the tendered Shares being purchased at the minimum price of $37.00 per Share. Leave a given line blank if you want no Shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account.

(2)	Date and sign the Direction Form in the space provided.

(3)	Return the Direction Form in the enclosed return envelope so that it is received by Fidelity’s tabulator at the address on the return envelope (Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735) not later than 5:00 P.M., New York City Time, on Wednesday, January 20, 2016, unless the Offer is extended, in which case, to the extent feasible, the participant deadline shall be four business days prior to the expiration date of the Offer. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Broadridge, Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717. Direction Forms will not be accepted via facsimile.

You may also use the Internet to provide directions to the trustee. If you wish to use the Internet to provide your directions to the trustee, please go to www.proxyvote.com/tender. You will be asked to enter the 16-digit control number from your Trustee Direction Form into the box directly under “Enter Control Number” and click on the Submit button. You will then be able to provide your direction to the trustee on the following screen. Please note that you are not allowed to elect more than 100% between the various price choices; you will get an error message if you do so and be asked to make a new election. You may, however, choose to elect less than 100% between the various price choices; in such event the remaining percentage of the Shares attributable to your account will be considered undirected. The website will be available 24 hours per day through 5:00 p.m., New York City Time, on Wednesday, January 20, 2016.

Your direction will be deemed irrevocable unless withdrawn by 5:00 p.m., New York City Time, on Wednesday, January 20, 2016, unless the Offer is extended by Scholastic. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at (800) 835-5095. Upon receipt of a new Direction Form from you, your previous direction will be deemed cancelled. Additionally, you may change or redirect the tendering of any Shares attributable to your individual account by obtaining an additional Direction Form from Fidelity, or by providing new directions via the Internet, and repeating the previous instructions for directing your tender as set forth in this letter.

After the deadline above for returning tender directions to Fidelity’s tabulator, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan.

Subject to the satisfaction of the conditions described in the Offer to Purchase, Scholastic will purchase up to $200,000,000 of Shares that are properly tendered through the Offer. If the total value of Shares tendered exceeds $200,000,000, the Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

The conditional tender of Shares described in the Offer to Purchase will not apply to participants in the Plan.

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EFFECT OF TENDER ON YOUR ACCOUNT

If you direct Fidelity to tender some or all of the Shares attributable to your Plan account, as of 4:00 p.m., New York City Time, on Thursday, January 21, 2016, certain transactions involving the Stock Fund attributable to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited until all processing related to the Offer has been completed, unless the Offer is terminated or the completion date is extended. We currently anticipate that this freeze on transactions will last until approximately February 5, 2016. This freeze on transactions will apply to ALL Shares attributable to your Plan account, even if you elect to tender less than 100% of the Shares attributable to your Plan account. (Balances in the Stock Fund will be utilized to calculate amounts eligible for loans and withdrawals throughout this freeze on the Stock Fund.) Additionally, if you direct Fidelity to tender some or all of your Shares, any outstanding orders to sell Shares will be cancelled. Please note that cancelled sell orders will not automatically be reinstated; participants who wish to establish a new sell order after the Offer or after an extension of the Offer must initiate such action themselves. In the event that the Offer is extended, the freeze on transactions involving the Stock Fund will, if feasible, be temporarily lifted until three days prior to the new completion date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. You can call Fidelity at (800) 835-5095 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

If you directed Fidelity NOT to tender any of the Shares attributable to your account or you did not provide directions in a timely manner, you will continue to have access to all transactions normally available to the Stock Fund, subject to Plan rules.

IMPORTANT NOTE ABOUT THE STOCK FUND BLACKOUT PERIOD FOR PARTICIPANTS TENDERING SHARES

If you direct Fidelity to tender some or all of the Shares attributable to your Plan account, and Fidelity tenders Shares on your behalf, you temporarily will be unable to conduct certain Plan transactions involving the Stock Fund for more than three (3) consecutive business days (a “Blackout Period.”) During the Blackout Period certain transactions involving the Stock Fund attributable to your account, including all exchanges out, loans, withdrawals and distributions, will be prohibited and you will be unable to direct or diversify investments in the Stock Fund attributable to your account. The Blackout Period will begin at 4:00 pm, New York City time, on January 21, 2016. For Plan participants who do not elect to tender any Shares attributable to their Plan accounts in the Offer, there will not be a Blackout Period. For Plan participants who do elect to tender all or a portion of the Shares attributable to their Plan accounts in the Offer, the Blackout Period is expected to end on or about February 5, 2016 unless the Offer is terminated or the completion date is extended. The Blackout Period may be terminated in the event the expiration date of the Offer is extended. In this case, a new Blackout period will be imposed and you will receive a new Blackout Notice. You can determine whether the Blackout Period has started or ended by calling Fidelity at (800) 835-5095 Monday through Friday (excluding days when the New York Stock Exchange is closed) between 8:30 AM and 8:00 PM in all continental U.S. time zones.

Because during the Blackout Period you will be unable to conduct certain transactions, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the Stock Fund, as individual securities –including the Shares— tend to have wider price swings, up and down, in short periods of time, than Investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you would not be able to direct the sale of such stocks from your account during the Blackout Period.

Federal law generally requires that you be furnished notice of a Blackout Period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any Blackout Period in order to provide you with sufficient time to consider the effect of the Blackout Period on your retirement and financial plans. There is an exception to this 30-day rule where such advance notice is not possible due to events beyond the reasonable control of the Plan administrator. In this case, the tender offer was publicly announced on December 17, 2015 and is scheduled to end on January 26, 2016. In order to process tender directions, it is required that the Blackout Period must begin on January 21. As the administratively required Blackout Period for the Plan will begin less than 30 days after the date of this notice, it was not possible to furnish 30 days advance notice.

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If you have any questions concerning the Blackout Period, you should contact Fidelity at (800) 835-5095 Monday through Friday (excluding days when the New York Stock Exchange is closed) between 8:30 AM and 8:00 PM in all continental U.S. time zones.

INVESTMENT OF PROCEEDS

For any Shares in the Plan that are tendered and purchased by Scholastic, Scholastic will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN

Fidelity will invest proceeds received with respect to Shares attributable to your account in the Vanguard Target Retirement Income Trust II as soon as administratively possible after receipt of proceeds. Once the cash is invested in the Vanguard Target Retirement Income Trust II you will be free to change your investment election in accordance with the Plan terms. Fidelity anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at (800) 835-5095 after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Vanguard Target Retirement Income Trust II invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

TAX CONSEQUENCES

While you will not recognize any immediate tax gain or loss as a result of the tender and sale of any Shares attributable to your account in the Plan, the tax treatment of future distributions from the Plan may be impacted. Tender offer proceeds will be subject to all applicable taxes at the time you receive a distribution from the Plan. We encourage you to consult your tax advisor concerning your decision to participate in the Offer and possible tax ramifications.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity at (800) 835-5095. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson Inc., the information agent of the Offer, toll free at 888-661-5651.

Sincerely,

Fidelity Management Trust Company

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BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. ATTN: REORGANIZATION DEPARTMENT P.O. BOX 9116 FARMINGDALE, NY 11735-9547

VOTE BY INTERNET - www.proxyvote.com/tender

If you wish to use the Internet to provide your directions regarding participation in the Offer, please go to the website www.proxyvote.com/tender, enter the 16-digit control number from your Trustee Direction Form (located in the box below next to the arrow) and click on the Submit button. You will then be able to provide your direction regarding participation in the Offer on the following screen.

BY HAND OR OVERNIGHT DELIVERY

Broadridge, Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717

VOTE BY MAIL

Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735-9547

M98538-TBD

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As of December 18, 2015, the number of shares of the Scholastic Corporation Common Stock Fund attributable to your account in the Plan is shown to the right of your address. In connection with the Offer to Purchase made by Scholastic Corporation, dated December 28, 2015, you hereby instruct Fidelity to tender the Scholastic Corporation shares attributable to your account under the Plan as of January 21, 2016, unless a later deadline is announced, as follows (check only one box and complete):

PLEASE MAKE YOUR SELECTION

(CHECK BOX ONE OR TWO)

Box 1	Please refrain from tendering and continue to HOLD all shares attributable to my individual account under the Plan.

Box 2	Please TENDER shares attributable to my individual account under the Plan in the indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price.

FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 2.

Percentage of Shares to be Tendered (The total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed the Plan Trustees NOT to tender the remaining percentage.)

__________ % at $37.00 __________ % at $37.25 __________ % at $37.50 __________ % at $37.75 __________ % at $38.00	__________ % at $38.25 __________ % at $38.50 __________ % at $38.75 __________ % at $39.00 __________ % at $39.25	__________ % at $39.50 __________ % at $39.75 __________ % at $40.00 __________ % at TBD

** By entering a percentage on the % line at TBD, the undersigned is willing to accept the Purchase Price resulting from the Dutch Auction, for the percentage of shares elected. This could result in receiving a price per Share as low as $37.00 or as high as $40.00 per Share.

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

M98539-TBD

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TRUSTEE DIRECTION FORM

SCHOLASTIC CORPORATION 401(K) SAVINGS & RETIREMENT PLAN BEFORE COMPLETING THIS FORM,

PLEASE READ CAREFULLY ENCLOSED MATERIALS

PLEASE NOTE THAT IF YOUR TRUSTEE DIRECTION FORM IS NOT RECEIVED BY FIDELITY'S TABULATION AGENT, PROPERLY COMPLETED AND SIGNED, BY 5:00 P.M., NEW YORK CITY TIME ON JANUARY 20, 2016, OR YOU DO NOT PROVIDE YOUR DIRECTIONS VIA THE INTERNET BY SUCH DATE UNLESS THE TENDER OFFER DEADLINE IS EXTENDED, FIDELITY WILL NOT MAKE AN ELECTION WITH RESPECT TO THE SHARES ATTRIBUTABLE TO YOUR PLAN ACCOUNT, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity Management Trust Company ("Fidelity") makes no recommendation to any participant in the Scholastic Corporation 401(k) Savings and Retirement Plan with regard to the tender offer.

This Trustee Direction Form, if properly signed, completed and received by Fidelity's tabulation agent in a timely manner, will supersede any previously received direction with respect to the tender offer.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.